Exhibit 99

Viacom Announces Receipt of Letter from National Amusements

NEW YORK, Sept. 29, 2016—Viacom Inc. (NASDAQ:VIAB, VIA) today announced that its board of directors has received a letter from National Amusements requesting that it explore a potential combination of Viacom and CBS. The Company noted that National Amusements communicated that it is not willing to accept or support any acquisition of Viacom by a third party or any transaction that would result in National Amusements surrendering its controlling position in Viacom. National Amusements, directly and through subsidiaries, owns approximately 80% of the voting shares of both Viacom and CBS and approximately 10% of Viacom’s total common stock outstanding.

The Company expects that the Viacom board of directors will form a special committee of independent directors to carefully consider the request from National Amusements and any proposed transaction.

The full text of the letter received from National Amusements is set forth below:

September 29, 2016

Board of Directors

CBS Corporation

c/o Leslie Moonves (Chairman, President and CEO)

51 W. 52nd Street

New York, New York 10019

Board of Directors

Viacom Inc.

c/o Thomas May (Chairman)

I 515 Broadway

New York, New York 10036

Members of the Boards:

We believe that a combination of CBS and Viacom might offer substantial synergies that would allow the combined company to respond even more aggressively and effectively to the challenges of the changing entertainment and media landscape.

As a result, we would like both companies’ boards to consider a potential combination of the companies. Our tentative view is that the optimal structure would be an all-stock transaction in which the stockholders of each company would receive shares in the combined company of the same class as they currently hold.

We therefore request the board of each company take the appropriate steps to consider the proposed transaction. We believe that any transaction should be the result of full and fair deliberation and negotiation, and that any transaction would proceed only if it is approved by each board. None of Sumner M. Redstone, Shari E. Redstone or David R. Andelman will vote as directors on the consideration of this matter by either company’s board, and none will participate in any of the related deliberations.

To avoid any doubt, National Amusements is not willing to accept or support (i) any acquisition by a third party of either company or (ii) any transaction that would result in National Amusements surrendering its controlling position in either company or not controlling the combined company. We believe moving forward expeditiously, but with due care, is important and we are prepared to be of assistance to the two companies as they explore this possibility.

Thank you.

Sincerely,

NATIONAL AMUSEMENTS, INC.

By: /s/ Sumner M. Redstone

Chief Executive Officer

By: /s/ Shari Redstone

President

About Viacom

Viacom is home to premier global media brands that create compelling television programs, motion pictures, short-form content, apps, games, consumer products, social media experiences, and other entertainment content for audiences in 180 countries. Viacom’s media networks, including Nickelodeon, Comedy Central, MTV, VH1, Spike, BET, CMT, TV Land, Nick at Nite, Nick Jr., Channel 5 (UK), Logo, Nicktoons, TeenNick and Paramount Channel, reach over 3.8 billion cumulative television subscribers worldwide. Paramount Pictures is a major global producer and distributor of filmed entertainment.

For more information about Viacom and its businesses, visit www.viacom.com. Keep up with Viacom news by following Viacom’s blog at blog.viacom.com and Twitter feed at www.twitter.com/viacom.

Cautionary Statement Concerning Forward-Looking Statements

This news release contains both historical and forward-looking statements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements reflect our current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause future results, performance or achievements to differ. These risks, uncertainties and other factors include, among others: the effect of transitions under way involving the Board and management and related changes in strategy, the public acceptance of our brands, programs, motion pictures and other entertainment content on the various platforms on which they are distributed; the impact of inadequate audience measurement on our program ratings, advertising revenues and affiliate fees; technological developments and their effect in our markets and on consumer behavior; competition for content, audiences, advertising and distribution; the impact of piracy; economic fluctuations in advertising and retail markets, and economic conditions generally; fluctuations in our results due to the timing, mix, number and availability of our motion pictures and other programming; the potential for loss of carriage or other reduction in the distribution of our content; changes in the Federal communications or other laws and regulations; evolving cybersecurity and similar risks; other domestic and global economic, business, competitive and/or regulatory factors affecting our businesses generally; and other factors described in our news releases and filings with the Securities and Exchange Commission, including but not limited to our 2015 Annual Report on Form 10-K and reports on Form 10-Q and Form 8-K. The forward-looking statements included in this document are made only as of the date of this document, and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. If applicable, reconciliations for any non-GAAP financial information contained in this news release are included in this news release or available on our website at http://www.viacom.com.

Contacts
Press:	Investors:
Jeremy Zweig	James Bombassei
(212) 846-7503	(212) 258-6377
jeremy@viacom.com	james.bombassei@viacom.com

Kareem Chin
(212) 846-6305
kareem.chin@viacom.com